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                        (11) Computation of earnings per share
                              Techdyne, Inc. and subsidiaries
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                                                                  EXHIBIT 11


                       COMPUTATION OF EARNINGS PER SHARE
                        TECHDYNE, INC. AND SUBSIDIARIES



                                                    YEAR ENDED DECEMBER 31,
                                                ------------------------------
                                                1996         1995         1994
                                                ----         ----         ----
PRIMARY
Weighted average shares outstanding            4,165,042   3,292,225    3,042,910
                                                                      ===========
Net effect of dilutive stock options-
 based on the modified treasury stock
 method using average market price               604,278     173,914
                                             -----------  ----------
                                               4,769,320   3,466,139
                                             ===========  ==========
Net income                                     $ 742,708  $1,315,318    $ 718,880
                                             ===========  ==========  ===========
Net income per share                           $     .16  $      .38    $     .24
                                             ===========  ==========  ===========
FULLY DILUTED
Weighted average shares outstanding            4,165,042   3,292,225
Assumed conversion of convertible
 promissory note                               1,762,647   1,118,386
Net effect of dilutive stock options-
 based on the modified treasury stock
 method using average market price in
 1996 and ending market price in 1995            604,278     193,602
                                             -----------  ----------
                                               6,531,967   4,604,213
                                             ===========  ==========
Net income                                     $ 742,708  $1,315,318
Adjustment for interest on convertible
 note                                            175,824     111,559
                                             -----------  ----------
                                               $ 918,532  $1,426,877
                                             ===========  ==========
Net income per share                           $     .14  $      .31
                                             ===========  ==========

Note: Fully diluted earnings per share data has not been presented for 1994 as it is not dilutive.